This electronic version of a Virginia State Corporation Commission order is for informational purposes only and is not an official document of the Commission. An official copy may be obtained from the Clerk of the Commission, Document Control Center.

COMMONWEALTH OF VIRGINIA

STATE CORPORATION COMMISSION

AT RICHMOND, DECEMBER 18, 2001

APPLICATION OF

VIRGINIA ELECTRIC AND POWER COMPANY CASE NO. PUE000584

For approval of a Functional
Separation Plan under the Virginia
Electric Utility Restructuring Act

ORDER ON FUNCTIONAL SEPARATION

Executive Summary

     Pursuant to requirements of the Virginia Electric Utility Restructuring Act ("Restructuring Act" or "Act"), Virginia Electric and Power Company ("Virginia Power" or "Company") filed, on November 1, 2000, a plan ("Plan") for the separation of its distribution, transmission and generation functions. It proposed to accomplish this goal by creation of an affiliated company, to be called Dominion Generation, to which Virginia Power would transfer all of its electric generating plants, all contracts for the purchase of electricity generated by others, all contracts for the purchase of fuel for electric generation and all personnel needed to manage and operate the plants and contracts.

     The book value of the assets proposed to be transferred exceeded $6.7 billion, while the market value of these assets has not been determined. Although Virginia Power proposed this transfer of billions of dollars of assets, it proposed not to transfer any of its outstanding debt associated with and secured by these assets. Instead, the Company proposed to enter a contract with Dominion Generation in the future in which Dominion Generation would undertake payment responsibility, but not legal ownership of or liability for, an undefined portion of the outstanding debt obligation.

     Electricity produced by the generating plants proposed for transfer would no longer be subject to regulation by the Commonwealth of Virginia or its designated agencies, but would instead fall within the jurisdiction of the Federal Energy Regulatory Commission. Virginia Power proposed that the plants be operated as exempt wholesale generators. Such entities make sales of power only in the wholesale market, which is subject to federal regulation only, by operation of the Federal Power Act.

     During the course of the proceedings, the Company made 13 separate filings supplementing or amending the Plan it proposed on November 1, 2000. The application and original Plan were noticed to the public and a number of interested parties filed protests and participated in the case. Over the course of nine days in October, 2001, the matter was heard by the Commission. Additional revisions to the Plan were offered during and after the hearing.

This Order denies approval of the Company's proposed Plan at this time and instead directs Virginia Power to separate its generation, distribution and transmission functions through creation of divisions within the Company to manage and operate each function.

As set forth at length in this Order, we find the Plan to be vague, lacking in sufficient detail and adequate explanation of many contingencies, and would leave too many critical details to be worked out in future filings. The allocation of payment on the billions of dollars of debt mentioned above is one such detail. Further, the source and cost of power needed by Virginia Power to meet its future capped rate and default service obligations on a reliable basis was not sufficiently assured.

As found herein, the Plan proposed by Virginia Power would impose unacceptable risks on the utility's customers by reducing or eliminating the effects of many consumer protection measures incorporated into the Restructuring Act. The Plan would transfer jurisdiction over critical matters from Virginia to federal authority; would remove from Virginia Power billions of dollars of assets with which its financial debts are collateralized; would impede the development of an effectively competitive market for electric generation, as envisioned by the

Restructuring Act; and fails to provide any discernible consumer benefits. Accordingly, the Plan is now rejected.

The Order does not foreclose, in any manner, further consideration of the corporate reorganization and asset transfers proposed by the Plan at such time that needed market structures, including regional transmission organizations, have been established and conditions in the competitive market for retail electric generation service in Virginia merit. Denial of the Plan is required at this time precisely to enable these latter developments to occur.

Application and Procedural History

     On November 1, 2000, Virginia Power filed with the Virginia State Corporation Commission ("the Commission") an application pursuant to Virginia Code Section 56-590 B of the Restructuring Act. The application sought approval of a Plan for the functional separation of the Company's generation, transmission, and distribution functions as required by the Act.

     On December 12, 2000, the Company supplemented its application by filing its functionally unbundled cost of service study and tariffs as part of what it characterized as its "Phase II" filing.

     Under the Plan, the Company proposed to separate its operations structurally by transferring $6.7 billion in generation assets1 to an affiliate, Dominion Generation Corporation ("Dominion Generation"), that the Company would create. Dominion Generation would be an entity known as an "exempt wholesale generator" ("EWG"), engaged exclusively in the sale of electricity in the wholesale market. Its sale of electric power in that market would be regulated by the Federal Energy Regulatory Commission ("FERC") and not by the Commission.2 The Company proposed to transfer to Dominion Generation the Company's rights and obligations under its non-utility generation contracts, together with all its other rights and obligations related to generation operations.

     Under the Plan, Virginia Power would distribute the stock of Dominion Generation to Dominion Resources, Inc., which is Virginia Power's parent company, in what the Company termed a "tax-free spin-off." Virginia Power would retain its transmission and distribution assets and operations, doing these businesses under the name "Dominion Virginia Power." The Plan required approval by the Commission pursuant to the

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1 This is the approximate book value calculated by Virginia Power as of December 31, 1999, based on the Company's proposed methodology. The actual amount transferred would be based on book values at the date of transfer and the allocation methodologies approved by the Commission. The Company's book generation asset values are detailed in the Plan's Appendix C. The market value of the plants is apparently unknown to Virginia Power, according to testimony from several of its witnesses.

2 Under Section 201 (b) of the Federal Power Act (16 U.S.C. Section 824), the Federal Energy Regulatory Commission ("FERC") has exclusive jurisdiction over the sale of electric power in the wholesale market.

Restructuring Act and also under the provisions of the Utility Affiliates Act3 and the Utility Transfers Act.4

     According to the application, Virginia Power currently had approximately $3.8 billion in outstanding long-term debt. The Company stated that essentially all of its assets are subject to liens of its mortgage bond indenture. The Company has covenant obligations in that indenture and other financings. In contrast to the transfer of Virginia Power's generation assets to Dominion Generation, Virginia Power's existing debt would not be transferred, but would remain the obligation of Virginia Electric and Power Company, under its new trade name, Dominion Virginia Power. The Company proposed to reallocate payment responsibility for this debt between Dominion Virginia Power and Dominion Generation. In order to reallocate debt and to transfer the generation business out of Virginia Power, the Company stated that it would undertake debt restructuring actions at some time subsequent to the transfer. These actions might include market-based purchases of debt obligations, defeasance, alternative security, and trustee or bondholder consents.5

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3 Chapter 4 (Section 56-76 et seq.) of Title 56 of the Code of Virginia.

4 Chapter 5 (Section 56-88 et seq.) of Title 56 of the Code of Virginia.

5 According to the Company, the debt payment allocations would be performed with the assistance of outside investment bankers with the objectives that: (i) Dominion Resources maintain its current BBB+/Baa1 credit rating,

     According to the Company's Plan, Virginia Power would be part of Dominion's delivery business, which includes electric transmission operations, customer service and metering, and gas and electric distribution operations in Virginia, North

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(ii) Virginia Electric and Power Company doing business as "Dominion Virginia Power" maintain credit ratings as strong or stronger than the current A-/A3 senior unsecured rating it currently enjoys doing business as Virginia Power, and (iii) Dominion Generation achieve an investment grade credit rating. According to the Company, credit ratings would depend not only on the degree of financial leverage of the various entities, but also on measures of cash flow coverage. The extent of the debt realignment would therefore be significantly affected by the level of unbundled rates received by each of the entities, as well as the operational expenses of each. For these reasons, the Company states in its filings that it is currently not possible to predict the level of debt at each of the entities, nor the precise form that the debt would take. Thus, the Company asserts, until such time as the Commission has approved the Plan, much of the financial restructuring would remain indeterminable, except in broad general terms.

After determination of the unbundled rates in this case, and before any restructuring activity, the Company stated that it would engage outside parties to undertake an analysis of the revenues associated with the unbundled rates, and the operational expenses of the entities, for the purpose of credit rating agency analysis and review. To the extent necessary, and insofar as practicable, the Company stated that it would adjust the capital structures of the entities so as to achieve its ratings targets.

With respect to the obligations of the Company other than taxable debt, such as tax-exempt financing and preferred stock, the Company has stated in this filing its plan to effect the transfer of these, or replacement obligations, to Dominion Generation, either by assumption or issuance of refunding obligations as part of the overall reallocation of debt obligations. The proceeds from any new issuances would be used to rebalance debt loads by paying down obligations of Virginia Power, including any required call premiums.

The Company stated that if it is unable to proceed with its proposed restructuring plan as detailed in its application, it may propose an alternate approach: transferring the transmission and distribution assets out of Virginia Power, rather than the generation assets. In that case, which, the Application stated, would involve a revision of the Plan (including, according to the Company, shifting "incumbent electric utility status" under the Restructuring Act to a new entity created to hold the transmission and distribution businesses), a subsequent exchange offering would be made with the goal of achieving ratings objectives similar to those outlined above.

Carolina, Ohio, Pennsylvania, and West Virginia. The Company's Plan further proposed that after the functional separation, Virginia Power would continue to impose and collect a fuel factor for recovery of fuel purchase expense, would collect nuclear decommissioning funding costs (pursuant to the Company's Nuclear Decommissioning Funding Plan)6 and would also collect wires charges7 from retail customers; under the Plan, all three of these collections would be paid over to Dominion Generation.

     Under the Plan, Virginia Power would be the "incumbent electric utility" under the Act, with attendant responsibilities associated with that designation.8 Virginia Power would be responsible for providing retail customers with capped rate service until July 1, 2007,9 and default service under the Act,

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6 The proposal for Virginia Power to collect decommissioning funds from its ratepayers is discussed on pp. 20-22 of the Plan; the proposed Agent Agreement between Virginia Power and Dominion Generation is contained in the Plan's Appendix D. Virginia Power's Virginia jurisdictional ratepayers collectively pay $29 million annually toward the Company's nuclear decommissioning trust fund as set forth in the Company's Phase II filing in this proceeding, Volume 1 of 4, Appendix A, Schedule 4, page 1.

7 The Company's proposed accounting for the wires charges collected from ratepayers is discussed on pp. 22-23 of the Plan.

8 As discussed below, as the incumbent electric utility under the Restructuring Act, Virginia Power would be solely responsible for the statutory obligation to provide capped rate service under Section 56-582 and default service under Section 56-585 for those customers who cannot or who choose not to shop for competitive generation suppliers.

9 Capped rate service can be terminated on and after July 1, 2004, in an incumbent electric utility's service territory if the Commission, upon application of an incumbent, pursuant to Section 56-582 C of the Act, finds that there is an effectively competitive market for generation services within the utility's service territory.

if it is designated a default service provider pursuant to Section 56-585.

     The Company's proposed Plan provides further that Dominion Generation would supply Virginia Power with electric power during and after the capped rate period pursuant to a power purchase agreement ("PPA") between the two entities.10 Upon expiration of the capped rate period, prices for any power purchased by Virginia Power from Dominion Generation under the PPA for the Company's default service customers will be at "prevailing market prices."11 According to the Company, the PPA would ensure the availability of generation assets or their equivalent for services to Dominion Virginia Power's retail customers.12

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10 The PPA, as proposed, would not have obligated Dominion Generation to use output from the units transferred from Virginia Power to meet Virginia Power's customers' electricity needs. The output of the transferred plants could instead be sold entirely into the wholesale market and Virginia Power supplied by Dominion Generation through the latter's purchase of power from other suppliers in the market. Through testimony from the last witness in the hearing, Dominion Energy Chief Executive Officer Thomas F. Farrell III, Virginia Power proposed changes to the PPA to ensure delivery of power to Virginia Power customers from these units, if necessary.

11 Specifically, the Company states that ". . . Dominion Generation will be compensated at rates consistent with prevailing market prices for service provided to Dominion Virginia Power necessary for it to meet any assigned default service role for customers who still need a transitional safety net. Virginia Power's rates for default service would be subject to Commission review to ensure they are fairly compensatory and reflect prudently procured energy costs." Plan, pp. 33-34.

2 The proposed PPA was described in the Plan on pp. 28-36, and was included in the Plan's Appendix E.

     The proposed PPA's pricing provisions for default service at "prevailing market prices" after July 1, 2007, were not consistent with the provisions of Senate Bill 1420 ("SB 1420") passed by the 2001 Session of the Virginia General Assembly. SB 1420 amended Section 56-585 of the Restructuring Act, requiring that default service provided by incumbent electric utilities after July 1, 2007, be priced with reference to competitive regional electricity markets.13 Subsequently, the Company's Plan was amended to reflect the changes this legislation made to the Restructuring Act, including those that change the pricing of generation default service provided by incumbent utilities on and after July 1, 2007.

     For use on and after January 1, 2002, Virginia Power's functional separation Plan proposed an index-based fuel cost recovery mechanism that would forecast generation by fuel types and use projected fuel price indices. This new fuel factor proposal provided for a true-up, or reconciliation of forecasted fuel prices with historical prices, as represented in selected fuel indices. The Company's actual fuel expenditures would not figure in the calculations. Any under-recovery or over-recovery

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13 Senate Bill 1420's revisions to Section 56-585 further provide that in the event the Commission is unable to identify competitive regional electricity markets where competition is an effective regulator of rates, then the Commission is required to establish default service generation rates by "setting rates that would approximate those likely to be produced in a competitive regional electricity market."

balance would be carried forward to the next fuel period. This process would continue until the fuel factor terminates at the end of capped rate service.14 As noted, the fuel cost collections would be paid over to Dominion Generation.

     As required by the Commission's functional separation rules, the Company proposed in its Plan to unbundle its rates to reflect the separation of its generation business. The Company's proposed unbundled tariffs, rates, and terms and conditions of service were included in its December 12, 2000, filing. The unbundled rates were based on a functionally unbundled cost of service study for the twelve-month period ending December 31, 1999.

     In its application, Virginia Power proposed a "minimum stay" period of twelve consecutive months for those of its customers who switch to competitive suppliers, but then return to capped rate service.15 According to the Company, while its

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14 The proposed fuel cost recovery mechanism is described on pp. 23-28 of the Plan. A supplemental filing concerning the Company's proposed fuel factor methodology was filed with the Commission on November 29, 2000. Fuel factor recoveries include the cost of assessments made by the federal government for (i) permanent disposal of spent fuel and, (ii) the decommissioning and decontamination of government owned nuclear facilities. The Company advised in its 2000 Fuel Factor proceeding (Case No. PUE000585), that for calendar year 1999, the Company expensed approximately $25.5 million for both of these items on a Virginia jurisdictional basis. This figure is in addition to the $29 million annually recovered from Virginia Power customers toward the decommissioning of the Company's own nuclear units referred to in footnote No. 6, supra.

15 Virginia Power's "Phase II" filing, filed December 12, 2000, Volume 4 of 4, Appendix F (Unbundled Rate Schedules), pp. 2 and 3.

customers do have a statutory right of return under the Restructuring Act,16 a minimum stay period is necessary to prevent inappropriate supplier "gaming" of the market.17

     On page 41 of its Plan, the Company has also requested waivers of certain requirements within the Commission's functional separation rules. The waivers requested concern the following filings required by these rules: (i) jurisdictional breakdown of the cost of service studies, (ii) proposed systems of account for Dominion Generation, and (iii) estimates of costs to unbundle the Company.18

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16 Section 56-582 D.

17 By Order entered in a subsequent rulemaking proceeding, Case No. PUE010296, the Commission has concluded that incumbents may require customers voluntarily returning to capped rate service from a competitive supplier to remain on capped rate service for a 12 month period, if the customer's annual peak demand is 500 kW or greater. No other minimum stay is allowed at this time.

18 The Company provided no explanation in its application for the waiver request concerning the requirement (under the Commission's functional separation rules) that the Company file cost of service studies reflecting total company and total Virginia operations, and separating total Virginia operations into Virginia jurisdictional operations and Virginia non-jurisdictional operations (20 VAC 5-202-40 B 7). However, the Commission was later advised by the Commission Staff that the Company desired to furnish a cost of service study separating its operations into the following four categories corresponding to the methodology it has employed in prior rate proceedings: Virginia jurisdictional, Virginia nonjurisdictional, FERC, and North Carolina. The other two waivers correspond to 20 VAC 5-202 40 B 6 e (proposed system of accounts for any affected, affiliated generation company), and 20 VAC 5-202-40 (estimates of the cost of functional separation, and an explanation of how these costs will be shared by proposed functionally separate entities). With respect to the waiver requested concerning Dominion Generation's system of accounts, the Company simply stated that the same had not yet been developed (Company's November 1, 2000, filing, pg. 41).

     In a separate filing dated November 29, 2000, the Company furnished updated data for its proposed fuel factor methodology. The Company's December 12, 2000, filing included: (i) a cost of service study, (ii) unbundled rates, and (iii) proposed terms and conditions of service. The Company's December 12 filing also requested a waiver of the requirement that its cost of service study be subdivided by class costs for metering and billing.19

     As noted earlier, Dominion Generation planned to own and operate the generating assets transferred to it by Virginia Power as an exempt wholesale generator, or EWG, not subject to regulation by the Commission. The federal Public Utility Holding Company Act of 1935 ("PUHCA") requires a State Commission to make certain findings in conjunction with any such request. PUHCA also serves to prohibit power purchase contracts between affiliated entities in the absence of certain additional

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19 The waiver was requested in the Company's December 12, 2000, filing in Volume 1, pg. 4 thereof. The requirement to subdivide class costs for metering and billing services within the Company's cost of service study is established under 20 VAC 5-202-40 B 7 c of the Commission's functional separation rules. The Company proposed that this information not be required until the Virginia General Assembly acts on the Commission's draft plan for competitive metering and billing services. That draft plan was presented to the General Assembly's Legislative Transition Task Force in December 2000; the plan's principal recommendations for competitive billing were incorporated into Senate Bill 1420 ("SB 1420") passed by the 2001 Session of the General Assembly. SB 1420 also established competitive metering as part of Virginia's restructuring implementation-an element not present in the Commission's Plan which had proposed that competitive metering receive further study and consideration. Thus, the Virginia General Assembly has acted on these issues.

findings by a State Commission. Virginia Power has asked in its Plan that the Commission make such findings, which are discussed in further detail below.

     The Company states that the proposed legal separation of the generation operations from the transmission and distribution operations complies with the Act, and specifically Section 56-590 of the Code of Virginia. The accounts and employees of the two operations will be separated.20 Virginia Power further asserts that its Plan (i) provides safeguards against cross-subsidies between regulated and unregulated entities,21 and (ii) ensures that its generation assets or their equivalent remain available for electric service during the capped rate period and any period during which Virginia Power serves as a default supplier. Finally, Virginia Power asserts that the proposed functional separation of its regulated and unregulated business activities, its proposed internal controls, and the terms and conditions of the PPA will prevent anti-competitive behavior or self-dealing and discriminatory behavior toward non-affiliated units.

     Virginia Power stated that its Plan was consistent with the intent of the Virginia General Assembly reflected in the Act and

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20 The account balance allocation methodology proposed to accomplish this is described on pp. 15-20 of the Plan; the proposed unbundled balance sheet is included in Schedule C.

21 The proposed internal controls for avoiding cross-subsidies and anti-competitive behavior are set forth in the Plan's Appendix B.

would ensure that the Company's high standards for reliable electric service will be maintained. Moreover, the Company states that "Virginia Power's provision of adequate, reliable and safe service, at just and reasonable rates, will not be impaired or jeopardized by the Commission's approval of the Plan."22 The Company stated that the generation, transmission, and distribution assets will continue to be operated by the same personnel and according to the same standards that have allowed Virginia Power to achieve high levels of safety and reliability.

     Thus, the Company requested approval of the Plan, including: (i) the proposed transfer of its generation assets and operations; (ii) the Nuclear Decommissioning Funding Plan; (iii) the fuel cost recovery mechanism; (iv) the proposed form of the PPA; (v) findings required by the Public Utility Holding Company Act, 15 U.S.C.A. SectionSection 79 to 79z-6 (1997); and (vi) any other approvals required under SectionSection 56-76 to 56-87, 56-88 to 56-92, 56-582 E, and 56-590 B of the Code of Virginia.

     On February 22, 2001, we entered our Order for Notice and Hearing, which set out many of the details of the Company's proposed plan of functional unbundling, established a procedural schedule for the receipt of testimony and exhibits from the Company, the Commission Staff ("Staff") and interested parties,

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22 Plan, pg. 40.

established a hearing date, and directed Virginia Power to publish notice of its application in newspapers throughout the state.

     Our Order of February 22, 2001, also disposed of requests by the Company for waivers of various provisions of the filing rules and established a procedure for dealing with the Company's request for protection of confidential materials.23 Finally, the Order directed the Staff to convene a prehearing conference of the parties on or before June 22, 2001, and thereafter as the Staff and parties might find desirable, to explore the possibility of narrowing the case through stipulation or settlement of particular issues. We directed the Staff to file a letter advising us of the progress of these discussions on or before July 31, 2001.

     On June 22, 2001, Virginia Power filed its "Motion for Status Conference," requesting the Commission to "convene a status conference before the Commission in camera for a report on negotiations" among the parties. The Company asserted in its Motion that it had sought to provide assurances through a proposal regarding its PPA that the FERC would not alter the pricing requirements of the contract. Virginia Power expressed ______________

23 Our "Order Granting Confidential Treatment," establishing protocols for dealing with such material, was entered on June 6, 2001, and clarified by subsequent order dated June 12, 2001, in this docket.

an opinion that "resolution of this issue is necessary before any progress can be made in settling and/or narrowing this and a number of other issues in this docket."

     Several parties responded and objected to the Motion and in its reply Virginia Power asked that we hold its request for this in camera conference in abeyance. Instead, the Company requested that it be allowed to file a separate letter on or before July 31, 2001, giving the Company's perspective on the progress of the settlement conferences.

     On July 19, 2001, we entered an Order in which we denied the Company's request for the in camera conference, but permitted Virginia Power, and all other parties, to file letter reports on the results of the discussions, cautioning all participants not to reveal the particulars of any discussion, or any confidences that might have been disclosed during the meetings. Several parties and the Staff submitted letters on or about July 31, 2001, advising us of the progress of the settlement discussions. Most letters expressed some optimism that resolution of particular issues could be reached in order that the scope of the public hearing might be narrowed to some degree.24

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24 The Commission entered a number of other procedural orders in this matter resolving particular evidentiary or other questions. These orders may all be referenced on the Commission's website at the following address: http://www.state.va.us/scc/caseinfo/pue/e000584.htm.

     This matter was brought on for hearing before the Commission on October 10-12, 15-17, and 22-24, 2001. Appearances were entered by James C. Roberts, Esquire, Edward L. Flippen, Esquire, Karen L. Bell, Esquire, Kodwo Ghartey-Tagoe, Esquire, and James C. Dimitri, Esquire, for the Company; John F. Dudley, Esquire, and Judith W. Jagdmann, Esquire, for the Office of the Attorney General, Division of Consumer Counsel; Edward L. Petrini, Esquire, for the Virginia Committee for Fair Utility Rates; John W. Montgomery, Esquire, for the Virginia Citizen Consumer Counsel; Thomas B. Nicholson, Esquire, for the New Power Company; Urchie B. Ellis, Esquire, for himself; George D. Cannon, Esquire, and John L. Sachs, Esquire, for Cogentrix Energy, Inc.; Robert M. Gillespie, Esquire, and Peter E. Broadbent, Jr., Esquire, for the Virginia Cable Telecommunications Association; Thomas W. Kinnane, Esquire, for AES New Energy; Patrick A. O'Hare, Esquire, for the Virginia Coalition for Fair Competition; Frann G. Francis, Esquire, and Timothy B. Hyland, Esquire, for the Apartment and Office Building Association; Donald R. Hayes, Esquire, for Washington Gas Light Company; Michael E. Kaufmann, Esquire, for Chaparral (Virginia) Inc.; Kenneth G. Hurwitz, Esquire, and Francis Albert Taylor, Esquire, for Virginia Independent Power Producers, Inc.; James S. Copenhaver, Esquire, for Columbia Gas of Virginia, Inc.; and William H. Chambliss, Esquire, Arlen K. Bolstad,

Esquire, and Rebecca W. Hartz, Esquire, for the Commission Staff.

     The nine days of hearing in this matter produced a record transcript approximately 2000 pages in length, comprising the testimony of 27 individuals, some of whom provided both direct and rebuttal testimony. The Commission received 92 hearing exhibits, which included the pre-filed testimonies of the witnesses, comprising additional thousands of pages of questions, answers and testimonial exhibits. Video tapes of the debates in the Virginia House of Delegates and Virginia Senate regarding the amendments to Senate Bill 1420 enacted by the 2001 Session of the Virginia General Assembly, were also received into evidence, have been reviewed and considered by us in our deliberations.

     On and about November 9, 2001, several parties filed post-hearing briefs, addressing the issues raised by the application and responding to various questions posed by the Commission at the conclusion of the hearing.

The Applicable Law

As noted, this application was filed pursuant to the requirements of the Restructuring Act and the Utility Transfers Act. Further, the Commission was asked to make specific findings pursuant to two sections of PUHCA.

Section 56-590 of the Restructuring Act principally governs our review of this Application. Pursuant to this provision, incumbent electric utilities were required to file with us, on or before January 1, 2001, their plan to effect the separation of their generation, transmission and distribution functions. The plan of separation may be accomplished through the creation of affiliates or through such other means as the Commission finds acceptable.

Under Section 56-590 B 3, the Commission is authorized to impose conditions upon an applicant's plan for functional separation as the public interest requires. These conditions may include such measures as requiring the incumbent's generating facilities to remain available for provision of generation service during the capped rate or default service periods. We may also permit the utility at its discretion, but with our approval should it meet the public interest, to provide instead the "equivalent" of such facilities for these services. Another potential condition named in this subsection would purport to allow us to prevent any recipient of divested generation facilities from disposing of such facilities absent our further approval. The conditions set out in Section 56-590 B 3 are not meant to be exhaustive, but illustrative of measures that might be taken in furtherance of the purposes of the Act and to protect the public interest.

Section 56-590 B 5 requires the Commission, in exercising its authority under the Act and Section 56-90, the Utility Transfers Act, to consider the potential effects of any transfer of facilities on (i) the rates and reliability of capped rate and default generation service, and (ii) the development of the competitive market for retail generation services in the Commonwealth. In addition, a separate section, Section 56-596 A, requires that we take into consideration in all relevant proceedings under the Act, the goals of advancement of competition and economic development in the Commonwealth.

     The Utility Transfers Act, Code Section 56-88 et seq., establishes the manner in which a public utility may acquire or dispose of utility facilities. The Company's proposed transfer of its generation assets to Dominion Generation would require us to consider the requirements established in this portion of the Code. Section 56-90 requires that petitions be filed in a particular form and to "clearly summarize the object in view, the proposed procedure and the terms and conditions thereof." We may approve a transfer petition, "[i]f and when the Commission, with or without a hearing, shall be satisfied that adequate service to the public at just and reasonable rates will not be impaired or jeopardized by granting the prayer of the petition[.]"

In addition to these particular provisions, many other sections of the Restructuring Act and other parts of Title 56 of the Code affect the Company's application and will be discussed as needed throughout the remainder of this Order.

     Two sections of PUHCA, a federal law, also bear discussion at this point. As noted earlier, Dominion Generation planned to own and operate the generating assets transferred to it by Virginia Power as an exempt wholesale generator, or EWG, not subject to regulation by the Commission. An EWG's generation assets are denominated "eligible facilities." Under 15 U.S.C.A. Section 79z-5a(c) (1997) of PUHCA, as a prerequisite to the designation of these facilities as "eligible facilities," this Commission must determine that such treatment (i) will benefit consumers, (ii) is in the public interest, and (iii) does not violate State law.25

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25 As noted by the Company on pp. 4 and 5 of its Plan, an EWG must be directly (or indirectly through an affiliate as defined in 15 U.S.C.A. Section 79b(a)(11)(B) (1997)) and exclusively engaged in the business of owning and/or operating "eligible facilities" and selling electric energy at wholesale. 15 U.S.C.A. Section 79z-5a (a)(1). An "eligible facility" is a facility used exclusively for the generation of electricity for sale at wholesale or used for the generation of electricity and leased to one or more public utility companies. 15 U.S.C.A. Section 79z-5a(a)(2) (1997).

Moreover, because the generating facilities to be transferred to Dominion Generation were in the rate base of Virginia Power on the date that section 32 of PUHCA, 15 U.S.C.A. Section 79z-5a (1997) was originally enacted (October 24, 1992), these generating facilities cannot be considered "eligible facilities" for EWG purposes unless the Virginia State Corporation Commission and the North Carolina Utilities Commission each make a specific determination that allowing the facilities to be deemed eligible facilities (1) will benefit consumers, (2) is in the public interest, and (3) does not violate State law. 15 U.S.C.A. Section 79z-5a(c) (1997).

     The Company also asked for additional Commission findings under PUHCA, related to the proposed wholesale PPA between Virginia Power and Dominion Generation. Because the two entities would be affiliates, PUHCA prohibits Virginia Power and Dominion Generation from entering into a wholesale power purchase agreement unless this Commission finds that it has sufficient regulatory authority, resources, and access to books and records of Virginia Power and any relevant associate, affiliate, or subsidiary company to exercise its duties under 15 U.S.C.A. Section 79z-5a(k)(2) (1997). Those duties, imposed upon the Commission by federal law, require the Commission to determine that the proposed transaction: (i) will benefit consumers; (ii) does not violate any state law (including where applicable, least cost planning); (iii) would not provide Dominion Generation any unfair competitive advantage by virtue of its affiliation or association with Virginia Power; and (iv) is in the public interest.26

The Transition to Competition

The Restructuring Act is a marked departure from the traditional manner in which electric public utility service has both been provided and regulated in Virginia. No longer will the traditional utilities retain the unfettered right and

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26 15 U.S.C.A. Section 79z-5a(k)(2)(A) (1997).

obligation to provide electric service to every customer within their service territories. No longer will customers be able to look to agencies of the state to determine the fair, just and reasonable rates for this service. Multiple market participants may offer to serve each customer; the hope is that enough sellers will emerge so that their offers, in competition against each other, will improve upon or at least maintain prices at the fair, just and reasonable levels that this Commission has striven to set over the years within the statutory framework provided by the General Assembly.

     As the proponents of Senate Bill 1420 depicted in floor debates in the Virginia House of Delegates and the Virginia Senate, the new rights and responsibilities set out in the Act and our new role in overseeing the establishment of competition in the market for electricity are all in transition.

     The Virginia General Assembly was well aware of the difficulties encountered in California by that state's attempt to create market structures for the delivery of electric service and pointedly included in the Act mechanisms intended to avert such results for the Commonwealth. While the California problems are perhaps the most extreme, the benefits of competition have not yet been truly realized in any state that has restructured its electricity industry. The most efficient and effective configuration for a restructured market to ensure reliable supply of electricity has not emerged. The correct balance of market forces and regulation to protect consumers, the environment, and the former utilities themselves, has yet to be determined. Answers to these and many other difficult economic and technical problems will become clearer, if not fully resolved, during Virginia's transition period.

     We are in the beginning of a measured transition from regulation to competition that may run until July 1, 2007. Proponents of the legislation pointedly cited this transition period, which provides the opportunity to make any needed legal or regulatory adjustments by the General Assembly and this Commission in response to changes in circumstance, as the primary insurance against a California-type outcome for electric restructuring in the Commonwealth.

     During the transition, customers are protected from volatility in the marketplace by the capped rates fixed by Section 56-582. Likewise, the incumbent utilities have this same period in which to recover the cost of investments they made to serve the public in the era in which they had no possibility of loss of customers to competition. Utilities will accomplish this cost recovery through the capped rates payments of their customers and, to the extent necessary, through additional payments by customers that shop, in the form of a wires charge, pursuant to Code Section 56-583. This charge is designed, during the transition, to represent the difference between the market price for electricity and the incumbent's unbundled cost of generation, when the latter is higher than market. Wires charges will be collected during the period of capped rates, which will last until July 1, 2007, unless the utility requests an earlier termination after January 1, 2004, and we find that an effectively competitive market for generation exists in the utility's service territory, pursuant to Code Section 56-582 C.

     In this period, it is hoped that alternative providers of generation services will arise within and outside the Commonwealth to create a supply of reliable, reasonably priced electricity; that regional transmission organizations27 ("RTOs") will be formed, allowing competitive suppliers to have nondiscriminatory access to the electric transmission grid in order to deliver competitive electricity to customers; that marketers will develop strategies for providing competitive services to customers; and that alternative suppliers of metering, billing and other ancillary services come forth to offer new and innovative ways of providing these functions.

     Our role during this period will be to implement the Act and any modifications found appropriate by the General Assembly

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27 Designated in the Act as "regional transmission entities." We will in this Order employ the acronym for the term "regional transmission organization" as used by the FERC, since that agency is overseeing the development nationally of these structures.

to ensure that the existing incumbents, like Virginia Power, take no undue advantage of their position as former monopoly suppliers to unfairly restrict the development of all of these new markets. We are mandated, in several portions of the Act, to enact rules, establish fair allocation of costs, review applications by utilities with respect to joining or forming RTOs, and take other necessary steps to ensure that the incumbent does not employ market power to raise or maintain prices for electric services above those that the competitive market working properly would otherwise set.

     The Restructuring Act requires that our consideration and approval of functional separation for incumbents be concluded on or before December 31, 2001, and the Company urged in its application and subsequent prosecution of this matter a speedy review and approval of its Plan. We note, however, that the Company only recently filed an action before the North Carolina Utilities Commission seeking that agency's approval of the plant divestitures sought here, and Company witnesses acknowledged in our hearing that the proposed Plan could not be implemented until at least the end of the third quarter of 2002, and very likely by year's end.

     Beginning on January 1, 2002, customers in the former service territories of American Electric Power-Virginia, The Potomac Edison Company, Delmarva Power & Light Company, and in

one-third of the service territory of Virginia Power will have the opportunity to shop for alternative sources of electric supply.28 Another third of Virginia Power's customers will be free to shop on September 1, 2002, with the last third of the Company's market, which is by far the largest in the Commonwealth, opening up to competition January 1, 2003. The Company convinced us in earlier proceedings that the size of its market and the physical steps it would need to undertake to enable competitors to interconnect with its system and to provide accurate customer metering and billing required a transition period to choice in its territory. In Case No. PUE000740,29 we established for Virginia Power this one-year schedule for the phased introduction of customer choice therein.

     In anticipation of the opening of the Virginia market for electricity supply, we have received and processed licensing applications from a number of companies interested in participating and competing for customers. To date, we have licensed 11 competitive electric service providers, pursuant to

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28 In Case No. PUE000740, we established this schedule for the phase-in of competition, as provided in Code Section 56-577. In this case, we determined that the electric cooperatives, operating largely in rural territories, and Old Dominion Power, operating in the far western counties of the Commonwealth, should have the entire two-year period permitted by the Act to ready themselves for the onset of competition.

29 Commonwealth of Virginia ex rel. State Corporation Commission Ex parte: In the matter concerning a draft plan for phase-in of retail electric competition, (Order of March 30, 2001).

Code Section 56-587. With the entry of this order, and similar orders in cases filed by all the other incumbent investor-owned utilities and electric cooperatives, we will determine and establish the unbundled cost of the generation component of these incumbent's rates. These costs will mark, for many electric customers, the "price to compare." When the wires charge may be imposed, calculation of the "price to compare" is more difficult. Essentially, competitors must be able to better the market price we are required under Code Section 56-583 to establish. In either case, potential competitive suppliers will have the target price they must, in most instances, beat in order to entice customers to take service from them instead of continuing to take generation supply from the incumbents.

     Because Virginia's electric rates are, on average, relatively low-cost, inroads into this market may take some time to develop. An additional impediment in the immediate future is the current status of the RTOs. The Federal Power Act reserves federal authority, specifically to the FERC, over all interstate transmission of electricity and all wholesale sales of power. The FERC has undertaken several faltering steps to stimulate the development of these organizations.

     In Order No. 888, the FERC required each electric utility subject to its jurisdiction to file open access transmission tariffs, establishing rates for transmission services for potential competitors of the utilities. In its Order No. 2000, the FERC has taken the comparatively simple concept of open access tariffs a step further and provided that utilities forming or joining an RTO could be granted certain pricing advantages and more expeditious merger approvals when requested.

     More recently, in an order issued November 20, 2001,30 the FERC announced a new method by which it would determine whether a wholesale power supplier has generation or transmission market power and the steps it would take in response to any finding of market power. Sales of power into an RTO that already has FERC-approved market monitoring and mitigation would be exempt from application of the new test and mitigation measures announced in the order.

     Thus, the federal concept first was that transmission systems should become open access carriers of all suppliers' power. The concept now is that management and/or ownership of the transmission systems themselves should ideally be turned over by the utilities to independent entities to ensure that they not be used in a discriminatory manner to thwart development of competitive wholesale power markets. In

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30 AEP Power Marketing, Inc., AEP Service Corporation, CSW Power Marketing, Inc., CSW Energy Services, Inc. and Central and South West Services, Inc., Docket Nos. ER96-2495-015, ER97-4143-003, ER97-1238-010, ER98-2075-009, and ER98-542-005; Entergy Services, Inc., Docket No. ER91-569-009, and Southern Company Energy Marketing, Inc., Docket No. ER97-4166-008, Order on Triennial Market Power Updates and Announcing New, Interim Generation Market Power Screen and Mitigation Policy.

furtherance of this policy, new tests are being developed to safeguard against the exercise of market power and to remedy any abuses.

     Because it lacks clear-cut authority to mandate the formation or configuration of RTOs, the FERC's undertaking has been marked by significant federal policy shifts and is still in its nascent stage. Therefore, our consideration of applications by Virginia's incumbent utilities with respect to RTO establishment has been sidetracked for the moment. We must await more definitive federal action before we can move further on the applications pending before us that seek the transfer of utility transmission assets to the RTOs. Consequently, one of the market structures that the Restructuring Act deemed critical to the full development of an effectively competitive market is not yet in place.

     In this regard, we note that Virginia Power, along with American Electric Power (and other utilities from the Midwest and Upper Plains states), have chosen to attempt to create an entirely new organization, called the Alliance Regional Transmission Organization ("Alliance") as opposed to joining an organization in existence prior to FERC's Order 2000. The establishment of a new entity is almost necessarily a more difficult and time-consuming undertaking than merely signing up with one currently operating, and the Alliance has not proved the exception to the rule. The FERC has entered several orders over the course of the past year approving various portions of the proposed Alliance, but requiring modification or additional development of many critical remaining aspects. Further direction from the FERC is anticipated later this month or perhaps early next year.

The Consequences, Risks, and Uncertainties of Legal Separation

Virginia Power's proposed plan of legal separation of its entire generation function, capability and assets to Dominion Generation will extinguish the regulatory and legislative oversight of the Commonwealth of Virginia with regard to these generation assets at the very beginning of the transition described above, long before the competitive market can be developed, or the pace and vigor of the development can even be guessed.

     Dominion Generation would operate as an exempt wholesale generator, and all sales of its power would be made in the wholesale market. The Federal Power Act preempts state regulation of wholesale sales. The expressed intentions of the Virginia General Assembly to carefully monitor and manage the transition to competition would be dashed. Instead, the same federal agency that stood by during the power crisis in California would be in charge of seeing that these generating units were used in a manner that protects the interests of the citizens of the Commonwealth and ensures the development of fair competition.

     The number of parties participating in this proceeding, and the range of interests represented, truly indicate the overarching importance of this matter. No party to this proceeding, including the Company, asserted or even suggested that federal oversight of the development of the competitive market for local electric service is a desirable outcome for Virginia.

     Virginia Power's case contended that reassurances it proposed against interference by the FERC, through contractual legal mechanisms, equaled protections that are available under the Act. The Company concluded that these measures were necessary because of the jurisdictional transfer caused by legal separation. The proposed PPA, for example, contained provisions that if approved by the FERC would preserve the pricing mechanisms designed into Code Section 56-585, with regard to default service. Without legal separation, of course, jurisdiction remains with the state and the Code provision remains in full force. The benevolence of the federal agency as to pricing need not be put to the test.

     The Company went on to stipulate that, should the FERC ever modify the pricing provisions in the contract between itself and Dominion Generation, then Dominion Generation would cease supplying wholesale power to Virginia Power. Instead, Dominion Generation would provide power directly to end use customers, thereby re-creating the retail sales relationship so that state jurisdiction over this service might be reestablished. Without legal separation, of course, power will be provided to end use customers directly by Virginia Power.

     Given the evidence and the law, we conclude that we cannot approve legal separation at this time. This conclusion has been recommended to us by a spectrum of interests: consumer representatives, including the Office of the Attorney General's Division of Consumer Counsel and the Virginia Citizens Consumer Counsel; commercial and industrial consumers, including the Virginia Committee for Fair Utility Rates and the Apartment and Office Building Association; an individual residential customer; and a variety of potential competitors that may seek to establish themselves as suppliers in the new Virginia market, including AES New Energy, The New Power Company and Cogentrix.

     In reaching this conclusion now, we do not in any way foreclose approval of the proposed asset transfers in the future, when conditions are such that the public interest in safe, reliable electric service will not be jeopardized by the transfers.

The Act says that by the end of this year we must approve a plan for each incumbent to separate its component functions.

Virginia Power contended that the Act expressed a preference for legal separation, as opposed to divisional separation. The Virginia Coalition, but not the Company itself, contended that the Act permitted a unilateral decision by the utility which form of separation to undertake. The remaining parties could detect neither the preference posited by the Company, nor the prescriptive language discerned only by the Virginia Coalition in the words of the statute. Nor do we. Code Section 56-590 B 2 states that separation "may be accomplished through the creation of affiliates, or through such other means as may be acceptable to the Commission."

     Even if we believed that the foregoing wording indicated a preference for legal separation, we could not approve the Plan as proposed, because of the effects it would cause, mostly deleterious, on the public interest. The Plan does not constitute a means of separation "acceptable to the Commission." This is our conclusion based upon thorough consideration of the record described above.

     The Plan proposed by Virginia Power is not acceptable to the Commission because the contemplated transfer of the generation assets unacceptably and irrevocably deprives the Commonwealth of Virginia of authority over physical assets critical to the delivery of vital public services. It introduces unacceptable additional risks into the transition period, which will be difficult enough as is. It provides no discernable, measurable public benefits, although it may be tremendously beneficial to the Company itself, but this is by no means a certainty. Recent events in the energy markets indicate that legal separation may pose risks for shareholders of Virginia Power's parent, Dominion Resources, Inc., given the desire by the Company to exploit its generation resources to better engage in an array of trading activities. While this is a matter for which Dominion management is responsible, it is nonetheless an outcome that its Plan will facilitate and we must consider it as a potential consequence.

     The Company contends that its Plan will (i) facilitate and encourage the development of wholesale and retail generation; (ii) protect Virginia's consumers; (iii) benefit Virginia's consumers; and (iv) allow Dominion Generation to compete effectively with others. We cannot approve the Plan, however, because we find that it will create too much uncertainty, too much risk, and provides too little benefits, if any.

     The uncertainty attending the Company's case was evident in the many changes it made to its proposal up to, during and after the hearing. Substantial proffers were made during the rebuttal testimony during the last days of the hearing itself. Nor did they cease with the closing of the record: the Company's brief contained additional revised proposals regarding the Stipulation it offered.

     Although we appreciate the Company's attempt to address parties' concerns with and criticisms of its proposals, the constant shifting made it difficult to ascertain just what its Plan entailed, from day to day. Further, the Plan could possibly turn completely on its head even if we were to approve it. Virginia Power disclosed, relatively in passing, that should the credit rating agencies fail to endorse the financial transactions planned for the divestiture of the generation, its distribution and transmission assets might instead be divested to an entirely new company while "Virginia Power" would retain ownership of all generation assets. In this eventuality, the Company intends that the new distribution and transmission entity would somehow acquire the status, under the Act, of an "incumbent electric utility."31 We find no support for that result in the Act, however, because it defines an incumbent electric utility as each electric utility that, prior to July 1, 1999, supplied electric energy to retail customers located in an exclusive service territory established by the Commission. Any

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31 This possibility was mentioned in Paragraph No. 32 of the Application and was said there to "involve a revision of the Plan." We presume, had we approved the Plan and this revision was necessary, the Company would have sought our further express approval before acting upon it.

newly created distribution company simply would not qualify without further amendment to the Restructuring Act.

     Other examples of the uncertainties in the Plan include the ongoing modifications to the PPA and the Assumption and Assignment ("A&A") agreement,32 in which responsibility for payment of Virginia Power's debt would be divided between Virginia Power and Dominion Generation in some as yet undefined proportions. Virginia Power would remain legally obligated on all its existing debt, a sum that runs to billions of dollars, despite the transfer of all of the generating assets, and their accompanying value to Dominion Generation. The Company admitted that it would need to undertake further actions to assure the financial markets and establish the creditworthiness of the new Dominion Generation and new Dominion Virginia Power. The outcome of these financial dealings would provide the capital structures of the proposed entities, and largely determine the rates available to them for their future financings. The Company asks us to approve its Plan, but deal with problems arising from these further required steps in later proceedings. This we cannot do.

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32 See, for example, Exh. TFF-76, which offered notable modifications to the A&A agreement. The Company offered a "set-off" mechanism, whereby in the event of a default by Dominion Generation under the A&A agreement, Virginia Power could withhold payments it owed Dominion Generation under the PPA.

     Further uncertainties surround the PPA. The PPA is a contract for the wholesale sale of power between Virginia Power and Dominion Generation and as such would fall under the exclusive jurisdiction of the FERC. The Company simply could not assure that the FERC will not interfere with or change the PPA, although it proffered provisions with which it hoped to persuade us that the PPA is the "equivalent" of the utility's generation assets and that would remedy any federal modifications or intrusions in an iron-clad manner.

     A Company witness, discussing the PPA, stated that it was drafted in such manner that if the FERC once approved the contract, it would be "precluded" from making further modifications to it except under the rigorous Mobile-Sierra standard.33 This standard requires a showing of something akin to extraordinary circumstances of compelling public interest necessity before a contract can be modified. Even this standard can be met. Events in California and recently in Texas have certainly produced extraordinary circumstances that would seem to justify federal contract revision. If legal separation occurs, the contractual terms are simply no longer solely a state matter. The General Assembly's expressed intent that the Restructuring Act is a "work in progress" would no longer apply

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33 The doctrine is named for the two cases in which it was formulated: United Gas Pipe Line Co. V. Mobile Gas Service Corp., 350 U.S. 332 (1956) and Federal Power Comm. V. Sierra Pacific Power Co., 350 U.S. 348 (1956).

to power produced and supplied by these Virginia Power generating assets. Responsibility for the "work in progress" would be delegated northward, across the Potomac.

     The FERC has vacillated on pricing -- permitting or denying market-based rates under a variety of circumstances, taking this step and that to stimulate wholesale competition and RTO formation, imposing or removing price caps of varying levels in response to market conditions -- and it is difficult to predict the tack it will take next month or next year or the year after, or with changes in federal administrations. Complete assurances over the reliability of supply and pricing for capped rate and default services can only be attained if legal separation is denied at this time, without prejudice to reconsideration as the market develops and conditions in Virginia warrant.

     The Utility Affiliates Act, Chapter 4 of Title 56 of the Code of Virginia, provides that no contract or arrangement for the furnishing of services between a utility and its affiliate is valid, absent approval from the Commission. The Virginia Supreme Court has said that an important aspect of the public interest is assurance that an affiliated company of a regulated company does not receive unjust benefits, to the detriment of the utility's customers.34 While Dominion Generation and

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34 Roanoke Gas Company v. Commonwealth, 217 Va. 850; 234 S.E.2d 302 (1977).

Virginia Power would be affiliated interests, the FPA limits the Commission's authority under the Affiliate Act with respect to future changes to the PPA. Code Section 56-80 of the Affiliates Act provides that the Commission maintain "continuing supervisory control over the terms and conditions" of affiliate agreements. This section states in part:

Every order of the Commission approving any such contract or arrangement shall be expressly conditioned upon the reserved power of the Commission to revise and amend the terms and conditions thereof, if, when and as necessary to protect and promote the public interest. (Emphasis added.)

With legal separation, any such revision or amendment of the PPA necessary to protect and promote the public interest would be subject to FERC approval.35 This important protection of the Utility Affiliates Act would, like other protections, be made subject to federal review and approval.

     While the parties may disagree as to the extent, there seems little question, based on responses to our specific inquiries at the end of the case, that the protections designed into the Act would be less secure under legal, than under divisional, separation. Other examples further demonstrate the point. Although Virginia Power offered to stipulate that we could obligate Dominion Generation to be a default generation

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35 See e.g., Post-Hearing Brief of Virginia Electric and Power Co., Appendix B at p. 8.

supplier under the Act, there is serious question as to our ability to do that. The Company even acknowledges such, stating at page 13 of its brief that "the distributor [is] the only entity that can be required to provide default service." (Emphasis added.) Dominion Generation would not be a distributor as that term is defined in the Act, which sets out a specific procedure we must follow in order to designate anyone other than the distributor as a default service provider.36 Again, statutory changes would be required to allow this Plan contingency to be implemented.

     Another statutory mechanism whose effectiveness would be doubtful is the condition identified in Section 56-590 B 3(iii) that would permit us to restrict transferees of generating assets from making further sales, transfers or disposals of the assets they receive. Dominion Resources, Inc., through its subsidiaries, is currently competing in the wholesale energy markets and engaging in various trading activities. These activities are not regulated by the Commission as public service functions, nor should they necessarily be. We have no regulatory authority with regard to Dominion Generation or its immediate corporate parent, Dominion Generation Holdings.37 We

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36 Code SectionSection 56-585 A and B.

37 The role of the Legislative Transition Task Force with respect to these generation units, pursuant to Code Section 56-595 C, would also be eliminated.

have no authority over the non-utility activities in which the ultimate corporate parent, Dominion Resources, Inc., is involved. We have no control over the capital structures of any of these entities, or the business dealings they undertake. Energy trading and other similar activities may have led to the recent downfall of Enron Corp. If the plants are transferred to Dominion Generation and should losses occur within the non-regulated side of the enterprise, our restrictions on further transfers may be meaningless. Liens may be placed on the generation plants, or the assets may fall into the control of a bankruptcy court and a disposal of them occur, without regard to any limiting condition on disposal we might have imposed under Code Section 56-590 B 3(iii). This circumstance may be very unlikely to occur, but little more than a month ago it would have been thought impossible to occur to a company with a market value much larger than Dominion Resources, Inc. The fall of Enron Corp. has narrowed the scope of the impossible.

     The Commonwealth will better be served at this time, in the event of a business failure among the unregulated entities, if Virginia Power, a separate corporation, retains the assets (and not just the debt as the Plan would provide) and personnel needed to supply reliable power to Virginians, during the transition to a competitive market, which is still a "work in progress."

     The consumer protections designed into the Act at Code Section 56-578 F and G -- authorizing us to take steps to encourage expansion of the transmission system and to combat market power abuses -- will also retain their greatest vitality under divisional separation, since the Commission will not be preempted by federal law from acting under these sections; legal separation entails federal preemption.

             It appears that much of the Company's case has been to try to reproduce and substitute by contract, stipulation or other non-statutory means, consumer and business protections now found in the Act that are clearly applicable to functional separation by division, so that these state law protections would extend to legal separation, despite the preemptive effect of the transfer of jurisdiction from state to federal authority. Though appreciative of this effort, we find it falls short of the mark. Both the Restructuring Act, and the findings we must make under PUHCA before approving these generation transfers, require that we consider the public interest and, under PUHCA, require an affirmative demonstration of consumer benefits before approving such transfers. In this, Virginia Power's case is lacking. The Company has not made an adequate showing of the public benefits of its proposed Plan, and the remaining participants have fully demonstrated the risks to consumers inherent in it.

     The Plan also calls into question other key provisions of Virginia law. Virginia Power proposed, for example, to continue to maintain fuel factor recovery of its fuel expense although it would no longer be a "utility which purchases fuel for the generation of electricity" and thus would arguably be outside the scope of Code Section 56-249.6. Also under the Plan, Virginia Power would continue to collect a wires charge, intending to pass this collection on to Dominion Generation. The Act makes this arrangement questionable, in that the incumbent electric utility (Virginia Power) would not have stranded costs with respect to generation, although Dominion Generation might find itself in that situation. Dominion Generation is not and does not intend to be a utility, however.

     The Plan raises far more questions than it answers. In so doing, it imparts unacceptable risks on Virginia citizens and businesses that depend on Virginia Power to supply the power for vital commercial, industrial and domestic needs. At this point in the development of the competitive market, there is no market, wholesale or retail, adequately developed to be a reliable substitute for Virginia Power's output. Even if there was a robust market, full of suppliers ready to compete for generation business in Virginia, there is no RTO in place to ensure that power can be transmitted at fair and non-discriminatory prices to the Commonwealth. Lastly, were both of these necessary conditions for effective competition met, and unquestionably they have not been met, there would still be the uncertainty of federal regulatory oversight to be accommodated. Will FERC permit extraordinary prices to be charged by wholesalers in Virginia, or will it impose price caps, if needed? Will it be proactive or laissez-faire? Over time, we believe it will be possible to resolve these questions, but now the situation is too volatile for us to justify abandoning the Commonwealth's oversight role.

Asserted Benefits of Plan

Virginia Power posited that legal separation of its functions would be beneficial to competition. First, approval of its Plan, the Company opined, would "send a message" that it no longer enjoyed any special regulatory protection and that the Commonwealth was now "open for business." In its view, Dominion Virginia Power, the distribution company resulting from the divestiture would act as a disinterested market facilitator, and have no particular regard for ensuring the success of Dominion Generation.

     It was asserted by the Applicant that legal separation would allow Dominion Generation to be a stronger competitor, able to concentrate on the generation business, no longer "disadvantaged" by the distractions of meeting the obligations of a distribution public service company.

Next, upon legal separation, the generation business believed that it would no longer be subjected to the limiting effects of the FERC Code of Conduct, which, the Company asserted, prohibited it from operating its generation assets and those owned by other Dominion Resources, Inc.'s subsidiaries in a unified manner. Although the testimony was never quite precise on this point, it was apparent that the Company regarded some aspects of this federal regulation as an unnecessary intrusion into, and disadvantage for, its business operations.

Finally, Virginia Power presented evidence intended to demonstrate that its financing costs would be reduced if it could divest its generation business to Dominion Generation. Company witnesses estimated, based on conversations with unnamed persons in the financial community, that it might realize savings of as much as $250 million over the course of the ensuing decade.

Virginia Power argued that its Plan would benefit both consumers and potential competitors. We will examine each of these putative benefits below.

First, it was apparent from the hearing that few, if any, received the "message" the Company intended. A wide range of parties, representing residential and small business consumers (Division of Consumer Counsel; VCCC), industrial and commercial customers (the Committee; AOBA), potential competitors

(Cogentrix; AES New Energy; the New Power Company), and an individual consumer (Mr. Ellis) who undertook the significant burden to participate fully in this matter as a Protestant, all opposed the Plan.

We note further that the message sent by the Company was a conflicting one. On the one hand, as noted, Virginia Power argued that legal separation would relieve it of what it viewed as significant disadvantages, i.e., the FERC Code of Conduct limitations, the distractions of the distribution business to the generation business, and financing costs. On the other hand, however, the Company argued that failure to approve legal separation would lead competitors to believe that Virginia Power was regulatorily "protected." No party gave any indication of having received, or at least accepted, this message.

     The message that legal separation would enable Dominion Virginia Power to act as a disinterested market facilitator was similarly received. Most parties urged the rejection of the Plan on the grounds that it would benefit not competition, but only Dominion Resources, Inc. On this point, we find Staff witness Dr. Richard S. Bower's testimony particularly cogent: legal separation does not change the unity of interest that both Dominion Generation and Virginia Power have in the success of their joint parent, Dominion Resources, Inc. This is both as it is and as it ought to be. Corporations exist to make profits for their shareholders and all corporate subsidiaries have a fiduciary responsibility to the shareholders of their parent. We find no credence in the Company's contrary and conflicting argument on this point.

     We do not find any reason to believe that legal separation will tangibly improve Company operations by relieving the "distractions" of operating distribution and generation businesses in the same corporation. Virginia Power's distribution operations, according to its evidence, operate at 99.976% of maximum reliability; there is little room for improvement here. The same personnel who have effectively operated its generation plants would continue to do so upon their transfer to Dominion Generation. We find no evidence that generation efficiency has been impaired in any way by integrated utility operations.

     We further find that the limitations putatively imposed by the FERC Code of Conduct are not a sufficient reason to approve legal separation. Virginia Power witnesses asserted that these regulations prohibited joint operation of and communication between the owners of the regulated and unregulated generation assets. The Staff brief pointed out that the primary function of the Code of Conduct is to limit contacts and joint operation of generation and transmission operations, to ensure that potential competitors have the same access to transmission as do the utilities' generation plants.

     The Company has not sought from the FERC a waiver of any operational limitation that might exist in its regulations. These waivers have been granted by the FERC when it finds that captive customers of the utility will not be harmed by the grant of the relief. The FERC has already granted one utility operating in Virginia, Delmarva Power & Light Company, a waiver on the basis that the capped rate provisions of the Restructuring Act adequately protect that utility's customers. This Commission registered no opposition to this request for waiver.

     Given that the Act provides that same protection to Virginia Power's customers, and that the Company has repeatedly stated an intent never to act in a manner that would harm its customers, we find little reason to believe that it will not be able to obtain from the FERC any waiver necessary and in the public interest.

     Finally, we are not persuaded that there is any financing "penalty" that will be imposed on Virginia Power unless we approve its Plan of legal separation. The Company's testimony on this point comprised conversations that Company witness James Carney had with fixed income professionals. The Company stated that continued joint ownership of generation and distribution assets might raise the cost of the distribution function's borrowings by virtue of the generation function's additional riskiness. The Company also reported that it did not expect that its near-term credit ratings would change under either legal or divisional separation. Additionally, the testimony of Staff witness L. Thomas Oliver presented actual examples of utility financing where no such "risk premium" was imposed by the financial markets.

     While under the Company's worst case scenario the claimed risk premium may be substantial, it would have small impact on average customer bills. Staff witness Glenn Watkins calculated that it amounted to only 19 cents per month per average residential customer bill. Just as capped rates have enabled the Company to retain all savings that may have resulted from the several interest rate cuts of the past year, its customers could not see any "risk premium" increase in their rates, if it materialized at all, until after the end of the capped rate period. We are not convinced, however, that the market would impose any significant financing premium on the Company's distribution operations if divisionally and not legally separated.

     If we were to approve the Plan, Dominion Generation would attain several substantial advantages over any other possible competitor. It would receive utility plant worth billions of dollars unencumbered by any debt. It would be able to finance further acquisitions at investment grade ratings, which are not available to many competitive generators. By virtue of the PPA, it would have an exclusive contract with what would be the largest customer (Virginia Power) in the Commonwealth for at least 5 years. No other potential competitor could offer power to the largest customer in Virginia during this vital time period. Under the Plan, a primary component of its expense, fuel, would be recovered for it by Virginia Power from distribution customers, which also intends to recover and pay over the wires charge from any customer taking service from a competitor.38

     These are advantages that may reasonably be regarded as insurmountable by other potential suppliers. The competitive market in Virginia will not be advanced by providing the largest player with all these advantages.

     The Company responds that while these arrangements may provide them with competitive advantages, such arrangements are required by the Act and customers need not be troubled because they are protected by the anti-market power provisions in the Act. Even if the Company is correct that the cited portions of

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38 Because we do not herein approve the plan of legal separation, we need not and do not make findings with respect to the availability to Dominion Generation of either the fuel factor or the wires charge.

the Restructuring Act will protect customers, competition will not be so protected. Those proposing to compete on a fair and equal basis in Virginia, as the Act envisions, could not do so. We are specifically charged by Code Section 56-596 A to take into consideration the goal of "advancement of competition" in this proceeding. We find that legal separation will at this time impede, not advance, that goal.

Advantages of Divisional Separation

One of the principal advantages of the divisional separation that we approve in this Order is that it will not require much in the way of change for the Company. Virginia Power acknowledged that its operations are largely functionally arranged within the present corporate structure. Company witnesses could think of little of anything that would have to be changed to functionally separate by division. There will be fewer uncertainties for customers stemming from divisional separation. Virginia Power witnesses Robert Rigsby and James O'Hanlon attested that their divisions (distribution and power supply, respectively) were already operating at high degrees of effectiveness, and that the same personnel would be expected to continue to produce such results if the Company was legally separated. Customers expect and should obtain the same quality and reliability of service as they have historically received.

As this Order has demonstrated at some length, the protections of the Restructuring Act retain their fullest strength if legal separation is denied and divisional separation approved. We find this is a significant advantage to divisional separation compared to legal separation at this time. The protections enacted by the legislature, and the ability of the legislature to continue to oversee this work in progress and make appropriate adjustments, remain most viable and flexible if functional separation by division is approved. There is much less risk of federal regulatory action inconsistent with either the spirit or letter of the Act, since the federal presence over Virginia utility assets and operations will not burgeon, as it would if the generation assets were qualified as EWGs, subject to exclusive federal jurisdiction.

We find that the generation assets owned or controlled by Virginia Power that now serve Virginia customers should continue primarily to serve the customers in the Company's retail service territory, and only capacity and energy not needed for customers in the Commonwealth may be used to supply the wholesale market. We order this condition upon the plan of functional separation by division that we approve in this Order. This step is necessary to ensure continued reliability of service and adequacy of supply during the transition to competition. We intend to review this condition periodically and will modify or abate it when conditions no longer require its imposition. We do not intend to impound any of the value of the Company's assets or inhibit its ability to compete in the wholesale power market, but our first responsibility is to ensure that reliable electric service is not jeopardized or imperiled. Further, our action here does not limit or restrict the Company's affiliates from continuing their current activities in wholesale energy markets.

     Functional separation by division preserves for Virginia Power, which is the incumbent electric utility under the Act and responsible for providing capped rate generation service to its customers and which will be the default service provider unless we designate otherwise, an assured supply of power. Under the default service pricing mechanism enacted by the 2001 session of the Virginia General Assembly, Virginia Power will receive competitive market rates for all of this power after the end of the capped rate period. It will receive a market rate for all power supplied to default customers, and will be free to sell all power not used by default customers in the open market.

During the capped rate period, Virginia Power will recover its unbundled cost of service rates (which includes an allowance for a fair return on its investment) for its generation. It will be able to market any power not needed because customers purchase energy from others and receive market rates from such sales. Also, during this period, any customer that ceases to buy generation services from the Company and takes service from a supplier, will pay a wires charge to the Company designed to equal the difference in the market price of power and Virginia Power's unbundled generation rate. Thus, Virginia Power should be made no less than whole for the cost of its power production during the capped rate period.

     We believe that the full protections of the Act are needed, pending the advent of an effectively competitive market that can impose pricing discipline on all participants. This effective marketplace is the goal of the Restructuring Act. It is appropriate that the General Assembly has included mechanisms in the Act to protect customers while the marketplace develops. But, because we find that the Plan is likely to hinder, and not advance, competition, the presence of these mechanisms, even if we found they would remain effective with legal separation, cannot justify approval of the Plan.

Findings

We cannot find that Virginia Power's plan of legal separation is in the public interest; will provide benefits to customers; or, will advance or promote competition. We find that the Plan, if approved, would provide unfair competitive advantages to Dominion Generation. We find that approval of the Plan could negatively impact reliability of service as shown herein. We further find that approval of the Plan could negatively impact rates for service because the federal agency cannot be guaranteed to implement the requirements of default pricing established in the Act.

     We find that Virginia Power's assets should, at this time, continue in the ownership of the Company, and operate in a division functionally separate from transmission and distribution operations. We find, and so order pursuant to Code Section 56-590 B 3, as a necessary condition to our approval of the plan of functional separation, that Virginia Power's generation assets shall be made available for electric service during the capped rate period and during any period in which Virginia Power serves as a default provider. We reject the Company's proffer of the PPA as the equivalent of its generation assets as incompatible with the public interest, as demonstrated herein.39 We find that Virginia Power should continue to make purchases of power from the wholesale market when economically advantageous to do so. Finally, we find that any remaining capacity and energy available after capped rate and default service needs are met may be marketed by the Company as its interests dictate subject to the requirements of the fuel factor.

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39 Code Section 56-590 B 4.

Rate Issues

There were few issues concerning unbundled rates for generation, transmission and distribution services, notwithstanding the length of the proceeding. Testimony of Company witnesses Brian Cassada and Andrew Evans disclosed the Company's acceptance of, respectively, all Staff proposed accounting adjustments, and most such modifications to the filed cost of service and unbundled rates. We will approve rates that recover the revenue requirements contained in Staff witness Glenn A. Watkins' Exhibit GAW-5 and designed in compliance with the rate designs agreed upon between the Staff and Company as noted by both in the hearing. The rates shall also embody the agreement expressed in Exh. VP-92 as to the appropriate treatment of the difference between Virginia jurisdictional transmission rates and those contained in the FERC Open Access Transmission Tariff. The Company shall also modify its proposed Terms and Conditions of Service consistent with our findings in Case No. PUE010296.40

     In connection with the Company's proposed Competitive Service Provider Coordination Tariffs ("CSP Tariffs"), Competitive Service Provider Agreement and Trading Partner

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40 Commonwealth ex rel. State Corporation Commission, Ex parte: In the matter of establishing rules and regulations pursuant to the Virginia Electric Utility Restructuring Act, Final Order (October 9, 2001).

Agreement, all of the proposals as revised in Exhibit DFK-35 are accepted, as discussed in detail below. The Company shall make changes to its Aggregator Agreement to conform with these findings as well. In its Exhibit DFK-35, the Company agreed, among other things, to withdraw its consolidated billing fee, its CSP and Aggregator registration renewal fee, and its CPI escalator.

     Section 56-582 of the Act, which establishes the parameters for capped rates, states that capped rates shall "include rates for new services where, subsequent to January 1, 2001, rate applications for such services are filed by incumbent electric utilities with the Commission" and are thereafter approved by the Commission. The instant application, to the extent that it requests the approval of fees for new services, falls within the meaning of this provision. Accordingly, we will permit the proposed fees included in Schedule 1 to Exhibit DFK-35 to be imposed and collected by Virginia Power, except for the proposed fees for competitive service provider registration and customer switching, which we do not find to be "new services" provided by the Company within the meaning of the Act. There will certainly be additional costs of doing business in the new choice environment, but like most other cost increases41 they are not

__________________

41 Other than the adjustments permitted for tax changes, fuel expense, and financial distress under Code Section 56-582 B.

recoverable because of the capped rate limitation of the Act. When the Company is eligible to file its next distribution rate case, and we are free to examine both increasing and decreasing Company expenses, we will be able to consider the recovery of these costs.

     Consistent with the order entered today in the functional separation case of Appalachian Power Company, d/b/a, American Electric Power-Virginia, Case No. PUE010011, Virginia Power may offer interval metering at the rates proposed in its Tariffs, Terms & Conditions, Section X, to any customer that requests such service. The language in Section X of the Company's proposed Terms & Conditions of Service providing that interval metering not be available to customer groups eligible to receive the service from a competitor shall be removed. We will deal with eligibility requirements in the context of our rulemaking proceeding for competitive metering.

     Section 6.73 of the CSP Tariff shall be revised to reflect that the Company may suspend or terminate certain provisions of its CSP Coordination Services, based upon changes in the law, only with Commission approval.

We approve the Company's proposed tariff and CSP Agreement language included throughout Exhibit DFK-35 regarding limitation of liability. We find the language similar in intent to existing limitation clauses, which are designed to provide protection for assets devoted to the public service, as the transmission and distribution assets unquestionably will continue to be, notwithstanding the "deregulation" of generation.

The Staff offered alternative proposals for the treatment of metering costs; one option assigned the costs to the distribution function and the other allocated the costs among the distribution, transmission, and generation functions. We concur with the Staff that there are practical difficulties at this time in allocating these costs and the rates approved herein reflect the assignment of these costs to the distribution function alone.

The Staff recommended that the Company conduct annual compliance audits to ensure that its internal controls are adequate and effective. In its post-hearing brief, the Company agreed to file a plan to ensure compliance with its proposed internal controls within 30 days of the Commission's Final Order and to conduct an annual internal compliance audit to ensure that internal controls are adequate and effective. Accordingly, we will direct the Company to submit, on or before May 1 of each calendar year until ordered otherwise, the results of said audit to the Division of Public Utility Accounting. Any proposed changes to the internal controls should similarly be submitted to the Division of Public Utility Accounting.

During the hearing Company witness Cassada agreed to continue to work with Staff to review the appropriateness of the assignment of shared employees and assets presented by the Company, and develop joint recommendations if modifications appear needed.

Lastly, the Staff requested that generation related regulatory assets be included in the Company's generation records, which we find appropriate.

Accordingly, IT IS HEREBY ORDERED THAT:

(1)  The Plan of functional separation proposed by Virginia Power herein is denied.

(2)  The utility asset transfers proposed herein are denied.

(3)  The Company shall instead operate under a plan of functional separation by division and shall submit to the Commission's Division of Energy Regulation and Public Utility Accounting any information requested to demonstrate compliance with this Ordering Paragraph.

(4)  The Company's unbundled rates for service, as discussed herein, are approved.

(5)  The Company's proposed fees for new services and its proposed terms and conditions of service are approved, subject to the modifications and limitations set out herein.

(6)  The Company shall file with the Division of Energy Regulation, the rates ordered herein on or before January 1, 2002.

(7)  As a condition to functional separation by division, Virginia Power shall make its generation assets, including the Mt. Storm generating plant, available for electric service during the capped rate period and any period in which it is designated to provide default service.

     (8) The Company's proffer of the Purchase Power Agreement as the equivalent of Virginia Power's generation assets is rejected as incompatible with the public interest as discussed herein.

     (9) Net generation related regulatory assets and related amortization expense shall be assigned to the generation function and if booked shall be reflected in that function.

     (10) Within 30 days of the date of this Order, Virginia Power shall submit to the Division of Public Utility Accounting a plan to ensure compliance with its proposed internal controls.

     (11) On or before May 1 of each calendar year until ordered otherwise, Virginia Power shall submit to the Division of Public Utility Accounting the results of its annual audit of its internal controls, and shall as well submit any proposed changes to these controls to the Division of Public Utility Accounting.

     (12) Virginia Power and the Staff shall together continue to review and consult to determine the appropriate assignment of shared assets and employees.

     (13) The Commission Staff shall, as necessary, conduct audits and reviews of the Company books, records, and work papers and conduct meetings to ensure compliance with Section 56-590 of the Code of Virginia and the regulations put forth by the Commission in Case No. PUA00029.

(14) This matter is dismissed.

Morrison, Commissioner, concurring:

The majority concludes that the Restructuring Act does not indicate a preference that functional separation be accomplished by the creation of a legally separate affiliate corporation to own the generation assets of the Applicant. The legislative record introduced causes me more uncertainty on this point than is reflected in the majority opinion; yet I cannot find sufficient support in the record to compel a contrary conclusion. It is the considerable concern I have as to the intentions of the General Assembly regarding the matter of the form of functional separation that causes me to write separately.

The evidence of record, including the rebuttal testimony of Company witness Paul E. Hilton, establishes that during the consideration of Senate Bill 1420 and House Bill 2744, some members of the House Committee considering the bills discussed the then-ongoing crisis in California. Efforts to moderate the deregulatory process by delaying by one year the date for functional separation were defeated resoundingly in the Committee. Thereafter, during the floor debate on SB 1420 in the House of Delegates, concerns were expressed by some members about federal preemption of Virginia jurisdiction by the operation of the Federal Power Act if legal separation were approved. Nevertheless, the bill passed the House by a wide majority.

The primary function of that bill, however, was to alter the method of setting the prices for default service. Nothing in the bill spoke directly to the question of federal preemption, and thus it is a poor vehicle upon which to come to the conclusion that the intention of the majority of the members is that we should cede the Commonwealth's authority over these generation assets to the federal government.

During the course of the House debate, certain members speaking in support of the bill gave assurances that this Commission could delay functional separation; however, we can find no such authority. Section SecS56-577 provides authority for us to delay or accelerate the implementation of any of the provisions of that Section, but functional separation is not among them, it being required by January 1, 2002 in Section 56-590.

It is not the function of this Commission to enact public policy in the Commonwealth; it is the function of this Commission to execute the policies of the General Assembly as faithfully as we are able to follow them. If the General Assembly finds that the Commonwealth should cede the oversight of the generation assets to the federal government, it would be immensely helpful to articulate that policy by statute, and we will proceed as directed.

Further, if the Legislature should ordain that a corporate or legal separation akin to the Plan is desirable, but that some mechanism attach as a condition in order to retract the resultant ceding of jurisdiction, then a carefully considered and crafted contingency statute is needed. Virginia Power's offered stipulation that we could obligate Dominion Generation to be a default retail supplier under the Act is an example of an attempted mechanism to attach a "lifeline" with which to reel back state jurisdiction from the FERC.

As the majority opinion points out, provisions in the Restructuring Act do not seem to legally accommodate the reverse role of Dominion Generation selling to customers at retail. Important provisions of the Plan, including the fuel factor, the wires charge, and the question of appointment of a default provider all seem inconsistent with the Act to some extent. These are among a number of questions about the Plan, including its stipulation, that make it difficult to fit within the Restructuring Act as presently constituted.

It became clear during the course of the hearing that legal separation as proposed by Virginia Power could not take place until the third quarter of next year, and that is likely quite optimistic.

I believe consideration of any future application would be greatly assisted by further consideration by the General

Assembly of the ramifications of legal separation, particularly the loss of State authority. The Company's contention regarding the intent of the Legislature would be less difficult to accept if these consequences were squarely debated and clear direction, together with a carefully considered and defined plan for re-establishment of Virginia's authority in the event of necessity, is given us by that body.

With these additional comments I concur with this order.

v

AN ATTESTED COPY hereof shall be sent by the Clerk of the Commission to: Pamela Walker, Esquire, and Karen L. Bell, Esquire, Dominion Resources Services, Inc., 120 Tredegar Street, Richmond, Virginia 23219; Virginia Electric and Power Company, Edward L. Flippen, Esquire, James C. Dimitri, Esquire, and Kodwo Ghartey-Tagoe, Esquire, McGuireWoods LLP, One James Center, 901 East Cary Street, Richmond, Virginia 23219-4030; Fairfax County Board of Supervisors, Dennis R. Bates, Esquire, Senior Assistant County Attorney, Fairfax County, 12000 Government Center Parkway, Suite 549, Fairfax, Virginia 22035-0064; Virginia Cable Telecom, Peter E. Broadbent, Jr., Esquire, and Robert M. Gillespie, Esquire, Christian & Barton, LLP, 909 East Main Street, Suite 1200, Richmond, Virginia 23219-3095; James S. Copenhaver, Esquire, Columbia Gas of Virginia, Inc., 9001 Arboretum Parkway, Richmond, Virginia 23236-3488; Mr. Urchie B. Ellis, Esquire, 7900 Marilea Road, Richmond, Virginia 23225; Frann G. Francis, Esquire, Apartment & Office Building Association, 1050 17th Street, N.W., Suite 300, Washington, D.C. 20036; Daniel M. Hall, Esquire, 142 Sharps Road, Williamsburg, Virginia 23188; Donald R. Hayes, Senior Attorney, Washington Gas Light Company, 1100 H Street, N.W., Washington, D.C. 20080; Cogentrix Energy, Inc., John L. Sachs, Esquire, George D. Cannon, Jr., Esquire, Latham & Watkins, 555 Eleventh Street, N.W., Suite 1000, Washington, D.C. 20004-1304; Chaparral

Virginia, Michael E. Kaufmann, Esquire, Venable Baetjer Howard & Civiletti, LLP, 1201 New York Avenue, N.W., Washington, D.C. 20005-3917; Virginia Citizens Consumer Council, John W. Montgomery, Jr., Esquire, Montgomery & Simpson, LLP, 4801 Radford Avenue, Suite 107, Richmond, Virginia 23230; The New Power Company, Thomas B. Nicholson, Esquire, Williams, Mullen, Clark & Dobbins, P.C., Two James Center, 1021 East Cary Street, P.O. Box 1320, Richmond, Virginia 23218-1320; Virginia Coalition for Fair Utility Rates, Patrick A. O'Hare, Esquire, ReedSmith, 901 East Byrd Street, Suite 1700, Richmond, Virginia 23219; Duke Energy North America, Cara L. Romanzo, Esquire, Dickstein Shapiro Morin & Oshinsky, LLP, 2101 L Street, N.W., Washington, D.C. 20037-1526; John F. Dudley, Senior Assistant Attorney General, Division of Consumer Counsel, Office of Attorney General, 900 East Main Street, Second Floor, Richmond, Virginia 23219; Virginia Independent Power Producers, Kenneth G. Hurwitz, Esquire, Venable, Baetjer, Howard & Civiletti, LLP, 1201 New York Avenue, N.W., 11th Floor, Washington, D.C. 20005; AES NewEnergy, Inc., Eric Matheson, 1500 JFK Boulevard, Suite 222, #2 Penn Center, Floor 2, Philadelphia, Pennsylvania 19102; Virginia Committee for Fair Utility Rates, Edward L. Petrini, Esquire, Christian & Barton, 909 East Main Street, Suite 1200, Richmond, Virginia 23219-3095; James C. Roberts, Esquire, and Donald G. Owens, Esquire, Troutman Sanders Mays & Valentine,

L.L.P., P.O. Box 1122, Richmond, Virginia 23218-1122; Virginia Municipal Electric Association, et al., James N. Horwood, Esquire, Spiegel & McDiarmid, 1350 New York Avenue, N.W., Suite 1100, Washington, D.C. 20005-4798; and the Commission's Divisions of Energy Regulation, Economics and Finance, and Public Utility Accounting.